Exhibit 99.1

Frontier Oilfield Services, Inc. Announces New Name and Ticker; Improves Corporate Direction

Frontier Oilfield Services, Inc. (OTCQB: FOSI), (formerly TBX Resources, Inc. OTCQB: TBXC), an oilfield services company, with operations focused primarily in the Haynesville shale in East Texas, announces its new name and ticker symbol. In an attempt to build greater shareholder value the company recently adopted a new business plan which concentrates on providing oilfield services, primarily salt water and drilling fluid disposal, to gas and oil producers and operators in East Texas. Frontier Oilfield Services believes its new name will be more reflective of the company’s current business model.

“The advanced technology of hydraulic fracturing and the heavy saturation of existing production in our service region leaves a major void in saltwater recovery and disposal for modern and reliable operators,” said Tim Burroughs, CEO of Frontier Oilfield Services, Inc. “We believe the fastest method to build value for our shareholders is to focus on saltwater disposal and the associated infrastructure of permitted commercial disposal wells and truck fleets. Our research indicates that as many as 35,000 additional wells could be drilled in the Haynesville shale alone by 2023 – with projected saltwater disposal expected to reach 6.2 billion barrels. We believe we are well positioned to gain favorable market share in this space, which could position Frontier Oilfield Services, Inc. for consistent growth and profitability.”

Frontier Oilfield Services, Inc. currently manages the operations of Trinity Disposal and Trucking, LLC, which owns eight saltwater disposal wells and a fleet of 24 trucks and trailers as a result of a stock purchase of Frontier Asset Management. The next milestone for Frontier will be the acquisition of Trinity Disposal and Trucking LLC through the purchase of 51% of the equity of its parent, Frontier Income and Growth, LLC which is being made possible by a $5.5 million dollar Frontier preferred stock purchase by Lonestar Income and Growth, LLC.

Frontier Oilfield Services further intends actively seek a number of additional acquisitions to provide additional growth. Frontier’s goal is to be one of the primary providers of saltwater recovery and disposal services in Texas.

Current customers of Trinity Disposal and Trucking, LLC include major E&P companies including Devon Energy, GMX Resources, Wagner & Brown, Ltd., Matador Oil, NFR, Vernon Faulkner, and XTO Energy.

About Frontier Oilfield Services, Inc.

Frontier Oilfield Services, Inc. (OTCQB: FOSI) is a Dallas-based oilfield service company engaged primarily in saltwater recovery and disposal and the associated infrastructure. Through an aggressive acquisition strategy, management intends to acquire additional compatible oilfield service enterprises while increasing capacity and improving logistics to meet the increasing demands of major oil companies in their service area.

Forward Looking Statements

Statements contained in this release that are not historical facts are forward-looking statements that involve risks and uncertainties. Among the important factors which could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those discussed in “Risk Factors” in the Company’s Forms 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission. Such risk factors include, but are not limited to, a limited operating history with no earnings; reliance on the Company’s management team; the ability to successfully implement the Company’s business plan; the ability to continue as a going concern; the ability to fund the Company’s business and acquisition strategy; the growth of the oilfield services and salt water disposal business; difficulty in managing operations of acquired businesses; uncertainty in government regulation of the oil and gas industry especially as it relates to disposal of salt water; and limited trading in the public market for the Company’s common stock. The actual results that the Company achieves may differ materially from any forward-looking statements due to such risks and uncertainties. We undertake no obligation to revise or update publicly any forward-looking statements for any reason.

IR Contact

Dick O’Donnell, EVP

972-243-2610